Exhibit 99.1

Investor Contact:	Jennifer Gordon (212) 536-8244
Media Contact:	Robert Young (713) 496-6076

News Release

FOR IMMEDIATE RELEASE

HESS MIDSTREAM LP ANNOUNCES SECONDARY PUBLIC OFFERING OF CLASS A SHARES

HOUSTON, October 5, 2021 – Hess Midstream LP (NYSE: HESM) (“HESM”) today announced the commencement of an underwritten public offering of an aggregate of 6,000,000 Class A shares representing limited partner interests in HESM by a subsidiary of Hess Corporation and an affiliate of Global Infrastructure Partners (the “Selling Shareholders”). The Selling Shareholders intend to grant the underwriters a 30-day option to purchase up to 900,000 additional Class A shares. HESM will not receive any proceeds from the sale of Class A shares in the offering.

J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as joint bookrunning managers of the offering.

The offering of these securities is being made only by means of the prospectus supplement and accompanying base prospectus as filed with the Securities and Exchange Commission (the “SEC”). Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering may be obtained free of charge on the SEC’s website at www.sec.gov under HESM’s name or from the underwriters of the offering as follows:

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions,

1155 Long Island Avenue

Edgewood, New York 11717

Telephone: 1-866-803-9204

Email: prospectus-eg_fi@jpmchase.com

Citigroup Global Markets Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Telephone: 800-831-9146

The Class A shares are being offered and will be sold pursuant to an effective shelf registration statement that was previously filed with the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Hess Midstream LP

HESM is a fee-based, growth-oriented midstream company that owns, operates, develops and acquires a diverse set of midstream assets to provide services to Hess Corporation and third-party customers. HESM owns oil, gas and produced water handling assets that are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota. More information is available at www.hessmidstream.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of U.S. securities laws. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. You should keep in mind the risk factors and other cautionary statements in the filings made by HESM with the SEC, which are available to the public. HESM undertakes no obligation to, and does not intend to, update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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